Exhibit 99.1

News Release

MEDIA CONTACT:	ANALYSTS CONTACT:
Gerald Hunter (972) 855-3116	Susan Giles (972) 855-3729

Atmos Energy Announces Retirements

of Bain and Garland from Board of Directors

DALLAS (February 4, 2010)—Atmos Energy Corporation today said that Travis W. Bain II and Thomas J. Garland retired from the company’s board of directors, effective after the company’s annual meeting of shareholders held on February 3.

Bain had joined the board of directors in 1988 and had served as the chairman of its Work Session/Annual Meeting Committee since 1995. He also had served on its Audit, Executive, Human Resources, and Nominating and Corporate Governance Committees. Bain’s long and successful career includes executive positions at Texas Instruments Inc., McKinsey & Company, Trend Line Corporation, W.E. Walker Stores, Sunbelt Nursery Group and Jarman Shoe Companies. Bain currently is chairman of Texas Custom Pools in Plano, Texas. He has been a leader of civic and charitable activities in Dallas, Fort Worth, Nashville, Jackson, Miss., and other cities where he had lived.

Garland had served on the company’s board of directors since 1997, having joined the board after Atmos Energy’s merger with United Cities Gas Company. He was a member of the board’s Human Resources and Work Session/Annual Meeting Committees. Garland’s distinguished career includes serving as a Tennessee state senator from 1964 to 1985. He has long been associated with Tusculum College in Greeneville, Tennessee, having served as its interim president in 1999–2000 and two terms as chairman of its board of trustees. Garland also founded the Tusculum Institute for Public Leadership and Policy, of which he is chairman. He served as chancellor of the Tennessee Board of Regents, overseeing the state university and college system, and was a member of the Tennessee Ethics Commission. Garland had an equally successful career in the private sector as a banker.

“Travis Bain and Tom Garland have provided excellent counsel and judgment during their years as directors,” said Robert W. Best, chairman and chief executive officer of Atmos Energy.

“They have invested much of their time and energy to ensure a proper understanding of our operations and financial condition, and they have provided invaluable vision and guidance during the most remarkable period of growth in the company’s long history,” Best said. “I thank Travis and Tom for their contributions to Atmos Energy, their civic leadership and their friendship and wish them the best of luck in the future.”

About Atmos Energy

Atmos Energy Corporation, headquartered in Dallas, is the country’s largest natural-gas-only distributor, serving more than 3 million natural gas distribution customers in more than 1,600 communities in 12 states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast and manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas. Atmos Energy is a Fortune 500 company. For more information, visit www.atmosenergy.com.

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